Exhibit 99.1

FOR IMMEDIATE RELEASE

ANKAM Inc. Appoints Lau Pak Kin Patric, Wang Sheng-Horng, and Huang Yu Liang to Board of Directors

TAIPEI, Taiwan, February 13, 2026 – ANKAM Inc. (OTC: ANKM) ("ANKAM" or the "Company"), today announced the appointment of Wang Sheng-Horng and Huang Yu Liang as executive directors and Lau Pak Kin Patric as a non-executive director of the Company's Board of Directors.

Mr. Lau Pak Kin Patric, age 45, brings extensive experience in corporate governance and financial services. He currently serves as Deputy General Manager – Business Development at Funderstone Securities Limited and Funderstone Asset Management (HK) Limited, and as an Independent Non-executive Director at Hatcher Group Limited (8365.HK). His prior roles include Vice President (Credit Approver) at Shanghai Pudong Development Bank, Hong Kong Branch. Mr. Lau holds a degree from University College Dublin and is a Fellow Member of FCMA, CGMA, CPA Australia, and the Hong Kong Institute of Certified Public Accountants.

Mr. Wang Sheng-Horng, age 60, is a senior manager at Getac Group, where he has led operational leadership initiatives, strategic planning, and performance management. He has extensive experience in stakeholder relations and corporate execution in high-compliance environments. Mr. Wang earned his degree from National Chengchi University (NCCU).

Ms. Huang Yu Liang, age 56, has served as Statutory Supervisor at U-TEK EMI CORP. since 1996. In this role, she exercises independent supervision over board operations, reviews and audits financial statements, and provides oversight on compliance with statutory requirements. Ms. Huang holds a master’s degree from Fo Guang University (2022), specializing in the LOHAS industry.

In connection with their appointments, the Company entered into standard executive and non-executive director agreements with each of the new directors. The Board of Directors has determined that Mr. Lau, Mr. Wang, and Ms. Huang are not independent directors under applicable governance rules.

About ANKAM Inc.

ANKAM Inc. is a Nevada corporation listed on the OTC Markets (OTC: ANKM). The Company is engaged in strategic investments and corporate development initiatives across Asia, with a focus on building scalable subsidiaries and pursuing opportunities in finance, trade, and emerging markets.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors.

For further information, please contact:

ANKAM Inc.
Investor Relations
investor@ANKAM-inc.com